Exhibit 3.1

GLADSTONE COMMERCIAL CORPORATION

ARTICLES SUPPLEMENTARY

Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2 of Article SEVENTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, reclassified and designated 160,000 authorized but unissued shares of the Corporation’s 7.125% Series C Cumulative Term Preferred Stock, par value $0.001 per share (the “Shares”), as authorized but unissued shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

SECOND: A description of the Common Stock is contained in Articles FOURTH, SIXTH, SEVENTH and EIGHTH of the Charter.

THIRD: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of January, 2017.

ATTEST:		GLADSTONE COMMERCIAL CORPORATION

/s/ Michael LiCalsi		By:	/s/ David Gladstone	(SEAL)
Name:	Michael LiCalsi	Name:	David Gladstone
Title:	Secretary	Title:	Chief Executive Officer